Exhibit 5.12

437 Madison Avenue 29th Floor New York, NY 10022 212-867-9500 Fax 212-599-1759 1105 Market Street, 15th Floor Wilmington, DE 19801-1201 302-504-7800 Fax 302-504-7820	123 South Broad Street Avenue of the Arts Philadelphia, PA 19109 215-772-1500 Fax 215-772-7620 April 4, 2017

LibertyView

457 Haddonfield Road, Suite 600
Cherry Hill, NJ 08002-2220
856-488-7700
Fax 856-488-7720

Cornerstone Commerce Center

1201 New Road, Suite 100

Linwood, NJ 08221

609-601-3010

Fax 609-601-3011

1235 Westlakes Drive, Suite 200

Berwyn, PA 19312-2401

610-889-2210

Fax 610-889-2220

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Re: Offering of 4.750% Senior Notes due 2028 and 4.50% Senior Notes due 2025

Ladies and Gentlemen:

We have served as special Pennsylvania counsel to those wholly-owned, direct or indirect Pennsylvania subsidiaries of Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), identified as “Guarantors” on Schedule I hereto (each, a “Guarantor,” and collectively the “Guarantors”), in connection with the sale to the several underwriters named in the Underwriting Agreement (as defined below) by the Company of $550,000,000 aggregate principal amount of 4.750% Senior Notes due 2028 (the “2028 Notes”) and $150,000,000 aggregate principal amount of 4.50% Senior Notes due 2025 (the “2025 Notes,” and collectively with the 2028 Notes, the “Notes”) and the guarantee of the (i) 2028 Notes by the Guarantors (the “2028 Guarantees”) and (ii) 2025 Notes by the Guarantors (the “2025 Guarantees,” and together with the 2028 Notes, 2025 Notes and the 2028 Guarantees, the “Securities”), in each case, pursuant to the terms of that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of March 28, 2017 , by and among the Company, J.P. Morgan Securities LLC, Credit Agricole Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Stifel, Nicolaus & Company, Incorporated, on behalf of themselves and as the representatives of the several underwriters named on Schedule 1 thereto (collectively, the “Underwriters”) and the

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

April 4, 2017

Guarantors (and other subsidiary guarantors named therein). The 2028 Notes and 2028 Guarantees are being issued pursuant to an Indenture, dated as of April 4, 2017 (the “2028 Indenture”) between the Company, the Guarantors (and other subsidiary guarantors named therein) and U.S. Bank National Association, as trustee (the “Trustee”) and the 2025 Notes and 2025 Guarantees are being issued pursuant to an Indenture, dated as of September 11, 2014 (the “2025 Indenture,” and collectively with the 2028 Indenture, the “Indentures”), between the Company, the Guarantors (and other subsidiary guarantors named therein) and the Trustee.

In connection herewith, we have examined:

(1)	The automatic shelf registration statement on Form S-3 (File No. 333-208710) (the “Original Registration Statement”) covering the Securities, filed by the Company and the subsidiary guarantor registrants named therein with the Commission on December 22, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), as amended by that certain Post-Effective Amendment No. 1 filed with the Commission on June 30, 2016 (“Amendment No. 1”) and that certain Post-Effective Amendment No. 2 filed with the Commission on March 28, 2017(“Amendment No. 2,” collectively with Amendment No. 1 and the Original Registration Statement, as so amended, the “Registration Statement”);

(2)	the Underwriting Agreement;

(3)	the Indentures;

(4)	the form of Notes attached as Exhibit A to the Indentures;

(5)	the form of 2028 Guarantee attached as Exhibit C to the 2028 Indenture;

(6)	the form of 2025 Guarantee attached as Exhibit E to the 2025 Indenture;

(7)	the prospectus dated December 22, 2015 (the “Base Prospectus”) as supplemented by the Prospectus dated March 28, 2017 related to the Securities (together, the “Prospectus”);

(8)	the Certificate of Organization and Operating Agreement, as amended by that First Amendment to the Operating Agreement of each of the Guarantors that is a limited liability company, and the Statement of Registration and Agreement of Limited Partnership and the First Amended and Restated Agreement of Limited Partnership of each of the Guarantors that is a limited partnership or limited liability limited partnership, in each case as in effect on the date hereof and as certified by the applicable Secretary, Assistant Secretary or other appropriate representative of such Guarantor (the “Organizational Documents”);

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Omega Healthcare Investors, Inc.

April 4, 2017

(9)	a certificate of legal existence and subsistence for each of the Guarantors each dated March 16, 2017; and

(10)	certificates of the respective Secretaries, Assistant Secretaries or other appropriate representatives of the Company and each of the Guarantors, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

The documents referenced as items (1) through (10) above are collectively referred to as the “Reviewed Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other limited liability and limited partnership records, agreements and instruments of the respective Guarantors, certificates of public officials and officers or other appropriate representatives of the Guarantors, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent inquiry or investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of authorized representatives of the Guarantors.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.       Each of Pavillion Nursing Center North, LLC and Pavillion North Partners, LLC is a duly registered and presently subsisting Pennsylvania limited liability company. Bala Cynwyd Real Estate, LP is a duly registered and presently subsisting Pennsylvania limited partnership. Pavillion North, LLP is a duly registered and presently subsisting Pennsylvania limited liability limited partnership.

2.       Each of the Guarantors has all necessary limited liability company, limited partnership or limited liability limited partnership, as applicable, power and authority to execute

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Omega Healthcare Investors, Inc.

April 4, 2017

and deliver the Indentures and Guarantees, and to perform their respective obligations thereunder.

3.       The execution and delivery by each of the Guarantors of the 2028 Indenture, the 2028 Guarantees and the 2025 Guarantees, and the performance by each of the Guarantors of their respective obligations thereunder, have been duly authorized by all necessary limited liability company, limited partnership or limited liability limited partnership, as applicable, action on the part of each such Guarantor.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)       Our opinions set forth herein reflect only the application of applicable law of the Commonwealth of Pennsylvania (excluding, without limitation, (A) all laws, rules and regulations of cities, counties and other political subdivisions of the Commonwealth and (B) the securities, blue sky and criminal laws of the Commonwealth, as to which we express no opinion). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)       We express no opinion herein as to any of the Reviewed Documents other than as specifically set forth herein with respect to the Guarantees.

(c)       Our opinion in Paragraph 1 is based solely upon our review of the Organizational Documents and the subsistence certificates from the Commonwealth of Pennsylvania dated March 16, 2017.

(d)       We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.

We do not render any opinions except as set forth above and no opinions may be inferred or are implied. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of our name under the caption “Legal Matters” in the

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

April 4, 2017

Prospectus. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Securities. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Montgomery, McCracken, Walker & Rhoads, LLP

Montgomery, McCracken, Walker & Rhoads, LLP

MMWR:JTS:BMC

Schedule I

Guarantors

Subsidiary	Jurisdiction of Formation

Pavillion North Partners, LLC	Pennsylvania
Pavillion North, LLP	Pennsylvania
Pavillion Nursing Center North, LLC	Pennsylvania
Bala Cynwyd Real Estate, LP	Pennsylvania